UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2014

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CAMAC ENERGY INC.

(Exact name of registrant as specified in its charter)

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Delaware	001-34525	30-0349798
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1330 Post Oak Blvd., Suite 2250, Houston, Texas 77056

(Address of principal executive offices) (Zip Code)

(713) 797-2940

(Registrant's telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement

On September 5, 2014, CAMAC Energy Inc. (the “Company”), through its wholly owned subsidiary CAMAC Petroleum Limited (“CPL”), entered into a Term Loan Facility Agreement (the “Loan Agreement”) with Zenith Bank Plc, a banking company incorporated and licensed in the Federal Republic of Nigeria (the “Lender”). The purpose of the facility established pursuant to the Loan Agreement is to provide funding for continued expansion and development of Oil Mining Leases 120 and 121 (the “OMLs”) located offshore Nigeria, including the Oyo Field.

The Loan Agreement gives CPL the ability to borrow an aggregate principal amount of US$100 million in four drawings of US$25 million each (each, a “Loan”), subject to the satisfaction by the Company of certain customary conditions precedent. Drawings under the Loan Agreement must be made within 12 months following the execution date. Ten percent of the value of any Loans will be disbursed in Nigerian Naira for payment of local contractors and suppliers. The U.S. dollar portion of any Loans will also be available for use as letters of credit.

The Loans mature on September 5, 2019, five years from the execution date. Payments of interest and principal are due on a quarterly basis, subject to a moratorium on principal payments for the first 12 months. The U.S. dollar portion of any Loans will accrue interest at a rate equal to the London Interbank Offered Rate plus 7.5% per annum, subject to a floor of 9.5% per annum, while the Nigerian Naira portion will accrue interest at a rate of 18.75% per annum, subject to market-based adjustment. Default interest is payable on overdue amounts at the applicable rate plus an additional 2.0% per annum. The Loans are to be repaid out of proceeds from crude oil sales from wells completed in the OMLs that are being financed through the Loan Agreement and other sources of cash. Voluntary prepayment is permitted in multiples of US$5 million, with a fee of 1% applied to the prepaid amount.

Certain customary fees are payable to the Lender in connection with the Loan Agreement, including a management fee and processing fee payable upon acceptance, a quarterly commitment fee payable quarterly in arrears on the undrawn portion of the Loan Agreement and a loan service fee payable upon acceptance and annually on the outstanding balance of any Loans.

Borrowings under the facility are secured by, among other things: a legal charge over the interest in the OMLs held by Allied Energy Plc and the Company; an all-assets debenture over the present and future assets of CPL; a pledge of the shares of CPL; an assignment by CPL and the Company of rights in commercial contracts relating to the OMLs; an irrevocable undertaking to route all proceeds from crude oil sales from the OMLs to an account established with the Lender; a charge over CPL’s and the Company’s accounts, receivables, rights and interests to the extent they relate to the OMLs; and a corporate guarantee by the Company. CPL is required to establish various operations, reserve and collections accounts with the Lender that will hold proceeds from crude oil sales and be used to pay principal and interest on outstanding Loans.

Pursuant to the Loan Agreement, CPL has made customary representations and warranties and agreed to certain covenants, including a covenant not to create any mortgage, charge, pledge or lien on any of the assets charged by the all-assets debenture or other securities created pursuant to the Loan Agreement. In addition, CPL has covenanted not to obtain any other debt financing for expansion of the OMLs without the consent of the Lender, which is also entitled to a right of first refusal with respect to any such financing.

Under the Loan Agreement, the following events, among others, constitute events of default: CPL failing to pay any amounts due within thirty days of the due date; bankruptcy, insolvency, liquidation or dissolution of CPL; a material breach of the Loan Agreement by CPL that remains unremedied within thirty days of written notice by CPL; or a representation or warranty of CPL proves to have been incorrect or materially inaccurate when made. Upon any event of default, all outstanding principal and interest under any Loans will become immediately due and payable.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 regarding the Loan Agreement is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure

On September 8, 2014, the Company issued a press release announcing the entry into the transactions described above. A copy of the Company’s press release, dated September 8, 2014, announcing the entry into the Loan Agreement is furnished herewith as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Section 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing. The information set forth in, or in any exhibit to, this Form 8-K shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits

Exhibit	Descriptions

99.1	Press Release announcing the Loan Agreement.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 11, 2014	CAMAC Energy Inc.

/s/ Earl W. McNiel
Earl W. McNiel
Senior Vice President and Chief Financial Officer

EXHIBITS

Exhibit	Descriptions

99.1	Press Release announcing the Loan Agreement.

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